UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 3, 2013

REPUBLIC FIRST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-17007	23-2486815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 South 16th Street, Suite 2400, Philadelphia, PA 19102 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (215) 735-4422

N/A

Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

             This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed on May 3, 2013 (the “Original 8-K”) by Republic First Bancorp, Inc. (the “Company”) solely for the purpose of disclosing the determination of the Company’s board of directors (the “Board of Directors”) with respect to the frequency of future shareholder advisory votes on executive compensation. This Form 8-K/A does not amend or modify the Original 8-K in any other respect.

Item 5.07 Submission of Matters to a Vote of Security Holders.

             (d) At the 2013 annual meeting of shareholders held on April 30, 2013, an advisory vote of shareholders was held on the frequency of future advisory votes of shareholders on the compensation of executive officers.  At the annual meeting, shareholders cast approximately 9.9 million votes for holding future advisory votes on executive compensation every year, 676 thousand votes for every two years, and 6.4 million votes for every three years.  In light of the substantial number of votes cast for holding the advisory vote on executive compensation either every year or every three years, the Board of Directors has determined that the advisory vote on executive compensation will be included in the Company’s proxy materials once every two years.  The Board of Directors believes that this result appropriately balances the views of the large number of shareholders who favored either a vote every year or every three years, and will reduce the expense of conducting the advisory vote annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Date: September 27, 2013	By:	/s/ Frank A. Cavallaro
Frank A. Cavallaro
Executive Vice President and
Chief Financial Officer